Exhibit 5.1

November 13 2007

Pain Therapeutics, Inc.

2211 Bridgepointe Parkway

Suite 500

San Mateo, CA 94404

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 13, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 2,000,000 shares of your Common Stock under the 1998 Stock Plan and 250,000 shares of your Common Stock under the 2000 Employee Stock Purchase Plan. Such shares of Common Stock are referred to herein as the “Shares” and such plans are referred to herein as the “Plans.” As legal counsel for Pain Therapeutics, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement which accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati